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                                                                     EXHIBIT 5.1




November 17, 2005


Dover Saddlery, Inc.
525 Great Road
Littleton, Massachusetts  01460


     Re: Registration Statement on Form S-1 Under the Securities Act of 1933, As Amended (File No. 333-127888)

Ladies and Gentlemen:

     We have acted as counsel to Dover Saddlery, Inc., a Delaware corporation (the "COMPANY"), in connection with the registration under the Securities Act of 1933, as amended (the "ACT"), of 1,470,723 shares which may be offered by the Company, including 37,500 shares in order to cover over-allotments, if any, of common stock, par value $0.0001 per share of the Company (the "SHARES"), pursuant to a Registration Statement on Form S-1 (as amended, the "REGISTRATION STATEMENT"), initially filed with the Securities and Exchange Commission on August 26, 2005.

     We have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

     We have also assumed that an Underwriting Agreement substantially in the form of Exhibit 1.1 to the Registration Statement, by and among the Company, certain stockholders of the Company and the underwriters named therein (the "UNDERWRITING AGREEMENT"), will have been duly executed and delivered pursuant to the authorizing resolutions of the Board of Directors of the Company and that the Shares will be sold and transferred only upon the payment therefor as provided in the Underwriting Agreement. We have further assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

     This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

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     Based upon and subject to the foregoing, we are of the opinion that the
Shares to be issued and sold by the Company under the Underwriting Agreement have been duly authorized, and when delivered and paid for by the Underwriters (as such term is defined in the Underwriting Agreement) in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement.

                                          Very truly yours,

                                          /s/ BINGHAM MCCUTCHEN LLP
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                                          BINGHAM MCCUTCHEN LLP